Exhibit 1

Date: 28 November 2004
Release Number: 2004-38

Intelsat Reports Loss of Intelsat Americas™-7

Pembroke, Bermuda – 28 November 2004 – Intelsat, Ltd. today said that its Intelsat Americas-7 satellite experienced a sudden and unexpected electrical distribution anomaly that caused the permanent loss of the spacecraft on November 28, 2004 at approximately 2:30 am EST. Consistent with existing satellite anomaly contingency plans, Intelsat has made alternative capacity available to most of its IA-7 customers, many of whom have already had their services restored, reflecting Intelsat’s intention to ensure a smooth transition for its customers. Intelsat is working with Space Systems/Loral, the manufacturer of the satellite, to identify the cause of the problem. The satellite, which operated at 129° West, was launched in September 1999 and covered the continental U.S., Alaska, Hawaii, Canada, Central America, and parts of South America. The satellite was self-insured by Intelsat.

The upcoming launch of the IA-8 satellite, currently scheduled to occur on December 17, 2004, will provide 36 Ku-band, and 24 C-band, equivalent transponders to the Intelsat North American fleet and help mitigate the impact of the permanent loss of IA-7.

Under the terms of the Transaction Agreement and Plan of Amalgamation for the sale of Intelsat, dated as of August 16, 2004, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Zeus Holdings Limited, Zeus Merger One Limited and Zeus Merger Two Limited, the total loss of the IA-7 satellite would give the purchasers the right not to consummate the acquisition of Intelsat. The purchaser, Zeus Holdings Limited, has advised Intelsat it is evaluating the impact of the IA-7 failure.

About Intelsat

Building on 40 Years of Leadership. As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat’s global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets and grow their businesses with confidence. For further information, please contact us at media.relations@intelsat.com or at +1 202-944-7500.

Contact
Dianne VanBeber
dianne.vanbeber@intelsat.com
+1 202 944 7406

- more -

Safe Harbor Statement
Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known factors include, but are not limited to, our ability to transition IA-7 customers to other satellites, the expected upcoming launch of the IA-8 satellite on December 17, 2004 and the ability of additional capacity on the IA-8 to mitigate the impact of the permanent loss of IA-7. In connection with the proposed acquisition of Intelsat by Zeus Holdings Limited, known factors include, but are not limited to, the impact of the loss of IA-7 on the proposed acquisition and the need to modify aspects of the proposed transaction as a result thereof, the inability to obtain required regulatory approvals or the need to modify aspects of the proposed transaction in order to obtain these approvals; the inability of Zeus Holdings Limited to obtain financing on the terms contemplated in the agreements relating to the proposed transaction or at all; a change in the health of any of Intelsat’s other satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s other satellites that causes a condition precedent to the proposed transaction to fail to be satisfied; and the inability to consummate the proposed transaction for any other reason. Detailed information about other known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #